Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Altair Engineering Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)

Equity	Class A common stock, $0.0001 par value per share(3)	Other(2)	2,461,590	$88.39	$217,579,940.10	0.00014760	$32,114.80

Total Offering Amounts					$217,579,940.10		$32,114.80

Total Fee Offsets(4)							—

Net Fee Due							$32,114.80

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that may, from time to time, be offered or become issuable under the Registrant’s 2017 Equity Incentive Plan (the “Plan”) in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s Class A common stock.

(2)

Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price of the Registrant’s Class A common stock as reported on the NASDAQ Stock Market on February 20, 2024.

(3)

Represents an automatic annual increase on January 1, 2024 to the number of shares of the Registrant’s Class A common stock reserved for issuance under the Plan, which annual increase is provided for in the Plan.

(4)	The Registrant does not have any fee offsets.